                                                                     EXHIBIT 5.1



                               September __, 2000




(415) 393-8200                                                     C 18861-00035

Tality Corporation
555 River Oaks Parkway, Building 3
San Jose, CA  95134

        Re:    Registration Statement on Form S-1
               Registration No. 333-41552

Ladies and Gentlemen:

        We have acted as special counsel for Tality Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company of shares of the Company's Class A common stock, $0.001 par value per share (the "Common Stock"), pursuant to the above-referenced Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Company proposes to issue and sell up to 14,662,500 shares of Common Stock (the "Shares") to a group of underwriters (the "Underwriters"), including Goldman, Sachs & Co., Lehman Brothers, Inc., UBS Warburg LLC and SG Cowen Securities Corporation, for offering to the public.

        For the purpose of the opinion set forth below, we have examined and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, including, among other things, such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

        On the basis of such investigation as we have deemed necessary, we are of the opinion that (i) the Shares have been duly authorized and (ii) when issued and sold pursuant to the

Tality Corporation
September __, 2000
Page 2


Registration Statement and in accordance with the terms of the purchase agreement between the Company and the Underwriters, substantially in the form filed as an exhibit to the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

        The Company is a Delaware corporation. We are not admitted to practice in Delaware. However, we are familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of this opinion. Therefore, this opinion is limited to the current laws of the State of Delaware and the State of California, and to the current federal laws of the United States of America.

        We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus which forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

                                        Very truly yours,



                                        GIBSON, DUNN & CRUTCHER LLP